Exhibit 99.2

STRATEX
OIL & GAS HOLDINGS, INC.

August 27, 2012

Mr. Tom Wilson
President and CEO
Magellan Petroleum Corp.
1775 Sherman Street, Suite 1950
Denver, CO 80203

Dear Tom:

As you know from our meeting in Portland ME along with Tim Kelly of Stratex and Antoine Lafarque of Magellan that Stratex is quite interested in a business combination of Stratex and Magellan. To that end Stratex has arranged financing for the contemplated business combination that will provide your shareholders a substantial premium to the current price of Magellan’s common stock.

We remain committed to completing this transaction, and are prepared to proceed with an offer comprised of $.65 per share in cash and one share of Stratex common stock for each issued and outstanding share of Magellan common stock, which, based upon the current price of Magellan and Stratex common stock of $.97 per share and $1.65 per share, respectively, reflects a premium of 126% to Magellan’s closing price Friday August 24th of $.97. Based upon our offer, Magellan shareholders will receive over half of the current Magellan share price in cash and will continue to own a majority of the combined companies post-transaction.

We are of the belief that bringing together our complementary skills and strengths will also greatly benefit both Magellan and Stratex shareholders. Stratex management has many years of experience dealing with the financial community and we believe that a combined Magellan/Stratex would be well positioned to access capital and deliver increased shareholder value.

We do not believe there are any significant financial or regulatory impediments to your shareholders’ timely realization of this substantial cash premium. We have secured committed financing to complete the cash portion of the offer and are committed to maintaining a robust capital structure. The strategic logic of this combination is clear, and we are confident that a Stratex/Magellan combination would create greater value than Magellan or Stratex could each achieve on its own.

We believe the timing for this combination is ideal. The economy is just beginning to emerge from recession, and together we would be able to take full advantage of the substantial growth potential and synergies unique to this transaction. We highly value the talented operating team at Magellan, which would benefit greatly from the experience of Stratex Management.

Mr. Tom Wilson
August 27, 2012

Tom, let me reemphasize as I have in past discussions that Stratex is fully committed to the successful completion of this compelling transaction. While we would strongly prefer to proceed through friendly negotiations, you should not doubt our resolve to take the necessary actions to complete this transaction.

We would welcome the opportunity to meet with you or with any special committee of your independent directors which has been or will be formed to consider our offer, as well as their independent financial and legal advisors.

Very Truly Yours,

/S/ Stephen Funk

Stephen Funk
Chief Executive Officer

cc:    Magellan Petroleum, Inc. Board of Directors